EXHIBIT (12)

Republic Bancorp Inc.
Calculations of Ratios of Earnings to Combined Fixed Charges and Dividends on Trust
Preferred Securities and Preferred Stock of Subsidiary

	Three Months Ended					Nine Months Ended
(in thousands)	September 30,					September 30,

	2002		2001		2002		2001

Including Interest on Deposits:
Fixed charges:
Total interest expense	$33,939		$44,497		$103,627		$150,327
Interest portion of rent expense	183		177		551		668
Dividends on trust preferred securities and preferred stock of subsidiary	1,242		681		4,753		2,042

Fixed charges including interest on deposits	$35,364		$45,355		$108,931		$153,037

Earnings:
Net income	$14,283		$13,493		$42,935		$35,610
Income taxes	5,910		6,454		18,565		17,797
Fixed charges, as above	35,364		45,355		108,931		153,037

Earnings for purposes of calculation	$55,557		$65,302		$170,431		$206,444

Ratio of earnings to combined fixed charges and dividends on trust preferred securities and preferred stock of subsidiary including interest on deposits	1.57	x	1.44	x	1.56	x	1.35	x
Excluding Interest on Deposits:
Fixed charges:
Total interest expense excluding interest on deposits	$15,730		$17,044		$45,714		$59,064
Interest portion of rent expense	183		177		551		668
Dividends on trust preferred securities and preferred stock of subsidiary	1,242		681		4,753		2,042

Fixed charges excluding interest on deposits	$17,155		$17,902		$51,018		$61,774

Earnings:
Net income	$14,283		$13,493		$42,935		$35,610
Income taxes	5,910		6,454		18,565		17,797
Fixed charges, as above	17,155		17,902		51,018		61,774

Earnings for purposes of calculation	$37,348		$37,849		$112,518		$115,181

Ratio of earnings to combined fixed charges and dividends on trust preferred securities and preferred stock of stock of subsidiary excluding interest on deposits	2.18	x	2.11	x	2.21	x	1.86	x

EXHIBIT (12)

Republic Bancorp Inc.
Calculations of Ratios of Earnings to Combined Fixed Charges

	Three Months Ended				Nine Months Ended
(in thousands)	September 30,				September 30,

	2002		2001		2002		2001

Including Interest on Deposits:
Fixed charges:
Total interest expense	$33,939		$44,497		$103,627		$150,327
Interest portion of rent expense	183		177		551		668

Fixed charges including interest on deposits	$34,122		$44,674		$104,178		$150,995

Earnings:
Net income	$14,283		$13,493		$42,935		$35,610
Income taxes	5,910		6,454		18,565		17,797
Fixed charges, as above	34,122		44,674		104,178		150,995

Earnings for purposes of calculation	$54,315		$64,621		$165,678		$204,402

Ratio of earnings to combined fixed charges including interest on deposits	1.59	x	1.45	x	1.59	x	1.35	x
Excluding Interest on Deposits:
Fixed charges:
Total interest expense excluding interest on deposits	$15,730		$17,044		$45,714		$59,064
Interest portion of rent expense	183		177		551		668

Fixed charges excluding interest on deposits	$15,913		$17,221		$46,265		$59,732

Earnings:
Net income	$14,283		$13,493		$42,935		$35,610
Income taxes	5,910		6,454		18,565		17,797
Fixed charges, as above	15,913		17,221		46,265		59,732

Earnings for purposes of calculation	$36,106		$37,168		$107,765		$113,139

Ratio of earnings to combined fixed charges excluding interest on deposits	2.27	x	2.16	x	2.33	x	1.89	x